Exhibit 4.69

AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE
This AMENDMENT (this “Amendment”) to the Convertible Promissory Note, dated as of September 27, 2017 (the “Note”), by and between Seanergy Maritime Holdings Corp. a corporation organized under the laws of the Republic of the Marshall Islands (the “Maker”) and Jelco Delta Holding Corp., or its respective registered assigns (the “Holder”), is made on February 13, 2019.
Capitalized terms used but not defined herein shall have the meaning assigned in the Note.
WHEREAS, following the Holder’s prior consent, all Championship Finance Documents, except from the Guarantee, as these terms are defined in the Note, have been released and reassigned to Champion Ocean Navigation Co. Limited and the m.v. Championship was sold to its new owner on November 7, 2018;
WHEREAS, the parties wish to amend the Note as hereinafter set forth in order to, inter alia, amend the repayment schedule and the prepayment and notices sections of the Note (the “New Note Amendments”);
WHEREAS, by a supplemental agreement to the Partnership Loan Agreement of even date herewith the Holder, as lender, has consented to all the securities over the m.v. Partnership and the relevant Owner Guarantee (as defined in the Partnership Loan Agreement) be re-executed and recorded with the necessary amendments (the “Partnership Loan Agreement Amendments”); and
WHEREAS, in view of New Note Amendments and the Partnership Loan Agreement Amendments the parties wish to amend the Note accordingly, as hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:
(A)
In Section 1 of the Promissory Note the following definitions are deleted: 1.1 “Champion”, 1.2 “Champion General Assignment”, 1.4 “Championship Finance Documents”, 1.5 “Championship Mortgage”, 1.17 “Partnership Second Mortgage”.

(B)	In Section 1 the definitions of “Maturity Date”, “Owner Guarantee”, “Partnership Second Mortgage” and “Ship” are hereby deleted, and new definitions are inserted in the correct alphabetical order:
“1.11 “Maturity Date” means 31 December 2022.”

“1.12 “Owner Guarantee” shall mean an irrevocable and unconditional guarantee of the obligations of the Maker, as borrower, executed or to be executed by Partner in favor of the Holder”
“1.17 “Partnership Second Mortgage” shall mean a certain second priority mortgage granted to or to be granted by Partner, as owner, in favor of the Holder, as mortgagee, over the Partnership,”
“1.20 “Ship” means m.v. Partnership”
2. Following the insertion of certain definitions in Section 1 of the Promissory Note, the definitions of Championship, Drawdown Date, Emperor, Guarantee, Holder, Material Adverse Effect, Maturity Date, Owner Guarantee, Partner, Partnership, Partnership Finance Documents, Partnership Loan Agreement, Partnership Second Mortgage, Related Agreement, Related Finance Documents, Ship, Total Loss and Total Loss Date are hereby renumbered to “1.1 Championship”, “1.2 Drawdown Date”, “1.3 Emperor”, “1.4 Guarantee”, “1.5 Holder”, “1.6 Material Adverse Effect”, “1.7 Maturity Date”, “1.8 Owner Guarantee”, “1.9 Partner”, “1.10 Partnership”, “1.11 Partnership Finance Documents”, “1.12 Partnership Loan Agreement”, “1.13 Partnership Second Mortgage”, “1.14 Related Agreement”, “1.15 Related Finance Documents”, “1.16 Ship”, “1.17 Total Loss” and “1.18 Total Loss Date”.
(C)	Section 5 of the Note is deleted in its entirety and replaced with the following:
“5. Repayment. The aggregate of all the outstanding principal amount and all accrued and unpaid interest under this Note shall be repaid by the Maker in one bullet payment on the Maturity Date whereupon the Note shall be cancelled.”
(D)	Section 6 of the Note is deleted in its entirety and replaced with the following:
“6. Voluntary Prepayment. The Maker may, by giving a five (5) business days prior written notice to the Holder, at any time thereafter prepay the whole or any part of this Note in cash or, subject to the Holder’s prior written agreement on price per share, in a number of fully paid and nonassessable shares of the Maker Common Stock equal to the amount of the Note being prepaid divided by the agreed price per share.”
(E)	Section 9 of the Note is deleted in its entirety and replaced with the following:
“9. Mortgages and Other Collateral. This Note is secured by, inter alia, (i) the Partnership Mortgage and (ii) the Partnership Finance Documents.”
(F)	Section 10.1 of the Note is deleted in its entirety and replaced with the following:
“10.1 Conversion. The Holder may by notice in writing to the Maker elect at any time (including without limitation after receipt of a notice under Section 6) to convert the whole or any part of the then outstanding principal amount of this Note into a number of fully paid and nonassessable shares of the Maker Common

Stock (the “Conversion Shares”) equal to the amount of the principal amount being converted divided by a conversion price equal to $0.90 per share, as such conversion price may be adjusted pursuant to the terms hereof or by any other conversion price to be agreed in writing between the Maker and the Holder (the “Conversion Price”).”
(G)	In Section 16 of the Note, the Maker’s address is deleted in its entirety and replaced with the following:
“Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
16674 Glyfada, Athens, Greece
Facsimile: +30 210 9638404
Attention: Chief Executive Officer”
(H)	From the date of the sale of the m.v. Championship, the Note is secured only by the Partnership Finance Documents and the Guarantee, as these terms are defined in the Note.
(I)
Confirmation of Agreement.  Except as expressly set forth herein, the Note is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Note to “this Note” shall mean the Note as amended by this Amendment.

(J)
Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(K)
Governing Law.  The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above.
THE MAKER:
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name: Stamatios Tsantanis
Title: Chief Executive Officer

THE HOLDER:
JELCO DELTA HOLDING CORP.

By:	/s/ Alastair B. Macdonald
Name: Alastair B. Macdonald
Title: Director

Acknowledged and agreed by

EMPEROR HOLDING LTD.
As gurantor

By:	/s/ Stamatios Tsantanis
Name: Stamatios Tsantanis
Title: Director